Exhibit 4.2

EMPLOYMENT AGREEMENT

between

GREENSTONE MANAGEMENT SERVICES PROPRIETARY LIMITED

and

TABLE OF CONTENTS

1 INTERPRETATION	1
2 APPOINTMENT	8
3 EMPLOYEE'S DUTIES	8
4 PLACE OF WORK	10
5 OVERTIME, WEEKEND WORK AND PUBLIC HOLIDAYS	10
6 DISBURSEMENTS	11
7 REMUNERATION	11
8 ANNUAL LEAVE	11
9 SICK LEAVE	12
10 PROFESSIONAL FEES AND EXECUTIVE MEDICALS	12
11 MEDICAL AID	12
12 SHORT TERM INCENTIVE SCHEME	12
13 LONG TERM INCENTIVE SCHEME	13
14 CELLULAR PHONE REIMBURSEMENT	13
15 PERSONAL CONDUCT AND COMPANY RULES AND POLICIES	13
16 INVENTIONS	13
17 CONFIDENTIALITY UNDERTAKINGS	14
18 COMMUNICATIONS	17
19 CONSENT TO DATA PROCESSING	18
20 DOMICILIUM AND NOTICES	18
21 TERMINATION	20

i

22 TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL	20
23 DISPUTE RESOLUTION	22
24 GENERAL	23
25 GOVERNING LAW	24

ANNEXURES
ANNEXURE A - TERM SHEET

ii

EMPLOYMENT AGREEMENT

between

GREENSTONE MANAGEMENT SERVICES PROPRIETARY LIMITED
and

1	INTERPRETATION

In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention -

1.1	an expression which denotes -

1.1.1	any gender includes the other genders;

1.1.2	a natural person includes an artificial or juristic person and vice versa;

1.1.3	the singular includes the plural and vice versa;

1.2	the following expressions shall bear the meanings assigned to them below and cognate expressions bear corresponding meanings -

1.2.1	"Annual Leave Cycle" - the period of twelve months' employment of the Employee by the Company immediately following -

1.2.1.1	the Employee's commencement of employment, or

1.2.1.2	the completion of the Employee's prior leave cycle;

1.2.2	"this Agreement" - this document together with all of its annexures, as amended from time to time;

1.2.3	"Acquisition" – when the acquirer becomes registered as the owner of the relevant shares in the relevant share register or when the acquirer becomes entitled to exercise the relevant voting rights or becomes entitled to appoint the relevant directors or when the ownership of the relevant assets have been transferred to the acquirer;

1.2.4	"BCEA" - the Basic Conditions of Employment Act, No. 75 of 1997 (as amended);

1.2.5	"Board" – the board of directors of the Company, lawfully appointed thereto;

1.2.6	"Caledonia" - Caledonia Mining Corporation as a company incorporated pursuant to the Canada Business Corporations Act listed on the Toronto Stock exchange. with the registration number 312975-6, being the holding company of the Company;

1.2.7	"Change in Control" -

1.2.7.1	the Acquisition, after the Signature Date, by a person or entity, other than a person or entity that is part of the Group, of more than 50% of the ordinary shares in the Company; or

1.2.7.2	the Acquisition, after the Signature Date, by a person or entity, other than a person or entity that is part of the Group, of more than 50% of the ordinary shares in Caledonia;

1.2.7.3	the Acquisition, after the Signature Date, by any person or entity, which is not part of the Group, of Control over the right to exercise the majority of the voting rights exercisable by the ordinary shareholders of the Company; or

1.2.7.4	the Acquisition, after the Signature Date, by any person or entity, which is not part of the Group, of Control over the right to exercise the majority of the voting rights exercisable by the ordinary shareholders of Caledonia; or

1.2.7.5	the Acquisition, after the Signature Date, by any person or entity, which is not part of the Group, of the right to appoint the majority of the board of directors of the Company;

1.2.7.6	the Acquisition, after the Signature Date, by any person or entity, which is not part of the Group, of the right to appoint the majority of the board of directors of Caledonia;

1.2.7.7	the Acquisition, after the Signature Date, by any person or entity, which is not part of the Group, of more than 50% of the assets of the Company. For the purposes of this 1.2.7.7 the percentage of the assets acquired shall be determined with reference to the value of the assets;

1.2.7.8	the Acquisition, after the Signature Date, by any person or entity, which is not part of the Group, of more than 50% of the assets of Caledonia. For the purposes of this 1.2.7.8 the percentage of the assets acquired shall be determined with reference to the value of the assets;

1.2.8	"the Company" – Greenstone Management Services Proprietary Limited, a company incorporated pursuant to the laws of the RSA with the registration number 1993/000530/07;

1.2.9	"Confidential Information" - the Group's trade secrets and Confidential Information including the following -

1.2.9.1	know‑how, processes, techniques, methods, designs, products and organisational and other structures employed in the business of the Group;

1.2.9.2	the contractual and financial arrangements between the Group and its suppliers, customers, clients and other business associates;

1.2.9.3	the financial details of the group, including its results and details of the remuneration paid to its employees;

1.2.9.4	details of the prospective and existing customers and clients of the Group;

1.2.9.5	the business strategy/ies of the Group;

1.2.9.6	all other matters which relate to the business of the Group and in respect of which information is not readily available in the ordinary course of such business to the Group 's competitors;

1.2.10	"Control" –of the Company includes, without limiting the generality of the term –

1.2.10.1	the beneficial ownership of the majority of the issued ordinary shares of the Company;

1.2.10.2	the beneficial ownership of the issued ordinary shares of the Company entitling to the beneficial owner thereof to exercise less than a majority of the votes attached to all the issued shares of the Company, where such voting power is sufficiently dominant relative to the spread of the other shareholdings that it does constitute de facto Control of the Company;

1.2.10.3	the right, through shareholding or otherwise, to Control the composition of the Board and, without prejudice to the generality of the aforegoing, the composition of the Board shall be deemed to be so controlled if the person or entity holding the right may by the exercise of some power, directly or indirectly, appoint or remove the majority of the directors;

1.2.11	"Effective Date" – January 1, 2014;

1.2.12	"Employee" – _____________;

1.2.13	"Good Reason" means the occurrence of any of the following upon or during the period referred to in 22.2.1 following a Change in Control, unless the Employee provides express written consent -

1.2.13.1	Unilateral Change in Duties - the unilateral assignment to the Employee of any duties inconsistent with the Employee's status as Vice President Finance and Administration and Chief Financial Officer or a material unilateral change in the nature or status of the Employee's responsibilities, or a material unilateral change in the duties of the Employee, in each case from those in effect immediately prior to a Change in Control;

1.2.13.2	Reduction of the Employee's total cost to company remuneration - a material reduction by the Company in the Employee's total cost to company remuneration as in effect as at the Signature Date or as the same may be increased from time to time or the failure by the Company to grant the Employee a total cost to company remuneration increase at a rate commensurate with the increases accorded to other key executives of the Company at the Employee's status and level of seniority with the Company;

1.2.13.3	Relocation - the Company requiring the Employee to be based anywhere other than within the greater metropolitan area where the Executive is primarily based at the time of a Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Employee's travel obligations in the ordinary course of business immediately prior to the Change in Control;

1.2.13.4	Incentive Schemes - the failure by the Company to allow the Employee to participate in the incentive schemes as more fully detailed in 12 and 13 in which the Employee is entitled to pursuant at the time of the Change in Control; or

1.2.13.5	Constructive Dismissal - any other reason which would be considered to amount to constructive dismissal by an RSA court or tribunal of competent jurisdiction, provided that any event, act or omission which may constitute Good Reason within the meaning of this definition shall be deemed not to be Good Reason if the Employee fails to object in writing to the Company within thirty Working Days of learning of the event, act or omission or, if the event, act or omission is curable and is cured in its entirety by the Company within thirty Working Days of such written notice. The Employee shall have thirty Working Days upon learning of the event, act or omission to give notice in writing to the Company stating the Employee's basis for the Employee's position that there is Good Reason. Upon the receipt of such written notice, the Company shall have thirty Working Days to cure the event, act or omission in its entirety and if so cured there shall be deemed to be no Good Reason. Where the Employee alleges a Unilateral Change in Duties or Constructive Dismissal, the Company shall: (a) advise the Employee within thirty (30) days if it objects to the allegation together with the reasons for such objection (failing which the Employee shall be deemed to have Good Reason); and (b) bear the onus of proving that the Employee did not experience a Unilateral Change in Duties or Constructive Dismissal.

1.2.14	"Group" – collectively the Company, its subsidiaries and holding company and the subsidiaries of its holding company from time to time including, any associated company of the Company. For the purposes of giving effect to this definition, the expression "associated company" shall mean any company in which the Company holds and beneficially owns at least 20% of the entire issued capital thereof;

1.2.15	"Parties" – the Company and the Employee and the "Party" being either the Company or the Employee as the context may indicate;

1.2.16	"RSA" – the Republic of South Africa;

1.2.17	"Sick Leave Cycle" - the period of thirty‑six months employment of the Employee with the Company immediately following -

1.2.17.1	the Employee's commencement of employment; or

1.2.17.2	the completion of the Employee's prior Sick Leave Cycle;

1.2.18	"Signature Date" – the date of signature of this Agreement by the signatory which signs it last;

1.2.19	"Termination Date" – the date on which the Employee ceases to be employed by the Company or any company in the Group for whatsoever reason;

1.2.20	"Working Day" - any day of the week, excluding Saturdays and Sundays and any other day declared as an official public holiday in the RSA;

1.3	any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.4	if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.5	where any term is defined within a particular clause other than this 1, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement;

1.6	where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a business day, the last day shall be deemed to be the next succeeding day which is a Working Day;

1.7	any reference to days (other than a reference to Working Days), months or years shall be a reference to calendar days, months or years, as the case may be;

1.8	the use of the word "including" followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

1.9	The terms of this Agreement having been negotiated, the contra proferentem rule shall not be applied in the interpretation of this Agreement.

2	APPOINTMENT

2.1	The Parties acknowledge that the Employee will be deemed to have commenced his employment with the Company on April 1, 2006.

2.2	With effect from the Effective Date the Employee's employment, including compensation, bonus entitlements and any other terms and conditions of employment, with the Company will be subject to the terms and conditions set out in this Agreement and any prior agreements regulating the Employee's employment with the Company shall lapse and be of no further force and effect on the Effective Date.

2.3	The Employee holds the position of Vice President Finance and Administration and Chief Financial Officer reporting to the Chief Executive Officer and Board of Caledonia.

3	EMPLOYEE'S DUTIES

The Employee undertakes to -

3.1	act in the capacity to which he is appointed in terms of this Agreement, as more fully set out in Annexure A;

3.2	perform any duties that are reasonably ancillary to his capacity, in accordance with and as required by the Company, provided that such duties do not detract from the Employee's status or capacity to which he is appointed;

3.3	be accountable to and be required to report to the Company during the course of his employment with the Company in terms of the agreement;

3.4	comply with all reasonable and lawful instructions given to him from time to time by the Company;

3.5	not engage in activities which would detract from the proper performance of his duties in terms of this Agreement;

3.6	devote the whole of his working time and attention to performing his duties under this Agreement;

3.7	use his best endeavours to promote and extend the business of the Company for the duration of this Agreement;

3.8	deliver to the Company, whenever required to do so, all books of account, records, correspondence and notes concerning or containing any reference to the work and business of the Company, which belong to the Company and which is in the possession or under the control, directly or indirectly, of the Employee;

3.9	attend all meetings required of him by the Company;

3.10	to show the Company and the other companies in the Group the utmost good faith;

3.11	not to exceed or purport to exceed or purport to have the right to exceed the express limits of the authority attendant to the position to which he is appointed in terms of this Agreement, or such authorities as may necessarily be implied by virtue of the Employee's capacity and functions, from time to time;

3.12	to ensure that the Company maintains all required written records in an up‑to‑date and timely manner, and to keep such records and all other records of the Company's affairs which may be entrusted to him in a safe place, out of access to any other persons, save as specifically directed by the Company;

3.13	not to, otherwise than for the benefit of the Company, make any notes or memoranda relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs;

3.14	to report to the Company and to each of the companies in the Group any information relating to the products or services of the competitors of the Company which may reasonably be in the interests of the Company or any of the companies in the Group;

3.15	other than in the ordinary course of business or with the prior written consent of the Company not to remove from the Company's premises any books, records, documents or other items belonging to the Company;
3.16	to carry out his functions and duties for the Company or any other of the companies in the Group lawfully;

3.17	not to act on behalf of the Company or any of the other companies in the Group in a manner which would bring discredit or injury to the Company or to any of the other companies in the Group.

4	PLACE OF WORK

4.1	The Employee's formal place of work will be at the Company's Africa Office premises in Johannesburg, RSA, or at such other premises as the Company may occupy from time to time. The Employee agrees to perform services at other locations as may be necessary from time to time.

4.2	The Employee acknowledges that he may be required to travel both within and outside the RSA in accordance with the Company's operational requirements and the Employee hereby agrees to do so. All reasonable travel and accommodation costs incurred on behalf of the Employee will be borne by the Company in accordance with its business travel expense policy, as amended from time to time.

5	OVERTIME, WEEKEND WORK AND PUBLIC HOLIDAYS

Due to the operational requirements of the Company and the capacity in which the Employee is appointed to act in terms of this Agreement, the Employee recognises that he may be required and hereby agrees to work overtime, on weekends and on public holidays from time to time when requested to do so, without any additional remuneration.

6	DISBURSEMENTS

The Company shall reimburse the Employee all reasonable travelling and other expenses properly incurred by him which are necessary to enable the Employee to perform his duties under this Agreement and which are authorised or ratified by the Company.  Such reimbursement shall be made to the Employee as soon as reasonably practicable after the expenses have been incurred by the Employee.  The Employee shall provide receipts for all reimburseable expenses.

7	REMUNERATION

7.1	From the Effective Date the Employee's remuneration package calculated on a total cost to company basis is as set out, in Annexure A.

7.2	The Employee's remuneration package shall be reviewable annually, at the absolute discretion of the Company.

7.3	The following deductions will be made from the Employee's remuneration -

7.3.1	such deductions as may be required by law;

7.3.2	such deductions as may be provided for in this Agreement; or

7.3.3	such deductions as may otherwise be agreed between the Parties from time to time.

8	ANNUAL LEAVE

8.1	The Employee will be entitled to a total of twenty five Working Days' annual leave during each Annual Leave Cycle The leave entitlements making up the total annual leave shall be subject to the following terms and conditions -

8.1.1	at least ten Working Days annual leave must be taken during each Annual Leave Cycle in which it accrues;

8.1.2	a maximum of fifty Working Days may be accumulated at any point in time and any amount accumulated in excess of fifty Working Days in any six-month period shall and, if agreed upon by the parties, any other vacation entitlement may, be paid to the Employee at his current rate of remuneration;

8.1.3	when the Employee takes leave, the number of days so taken by the Employee shall first reduce the Employee's entitlement to leave under the BCEA, and only to the extent that the Employee has no further statutory leave available in the given Annual Leave Cycle, shall thereafter reduce the Employee's entitlement to contractual leave in excess of the leave required under the BCEA.

9	SICK LEAVE

The Employee shall be entitled to sick leave in accordance with the provisions of the BCEA.  The Employee must inform the Company immediately should the Employee be absent due to illness or injury.  The Employee must provide the Company with a medical certificate should the Employee be absent from work for more than two consecutive days, or on more than two occasions in an eight week period.

10	PROFESSIONAL FEES AND EXECUTIVE MEDICALS

10.1	The Company will pay for, alternatively reimburse the Employee, for any professional licensing fees required by the Company or incurred on behalf of the Company (e.g. Institute membership as a CA (SA)).

10.2	The Company will pay the cost of any annual executive medical undergone by the Employee, provided that the Employees must have completed the medical by 31 July of each year and must submit the results to the Company.

11	MEDICAL AID

It is recorded that the Company does not, as at the Effective Date, operate or participate in or pay any contributions towards any medical scheme, pension or provident fund or any other retirement fund for the benefit of its employees.

12	SHORT TERM INCENTIVE SCHEME

The Employee will be invited to participate in a short term incentive scheme ("STIS") once approved by the Board, subject to the terms and conditions of the STIS Plan, as amended from time to time.  The Company intends to implement the STIS as soon as practically possible and the Company will at that time enrol the Employee as a participant in the STIS.

13	LONG TERM INCENTIVE SCHEME

The Employee will be invited to participate in a long term incentive scheme ("LTIS") once approved by the Board, subject to the terms and conditions of the LTIS Plan, as amended from time to time.  The Company intends to implement the LTIS as soon as practically possible and Company will at that time enrol the Employee as a participant in the LTIS.

14	CELLULAR PHONE REIMBURSEMENT

The Company will provide the Employee with an appropriate cellular phone, data bundle and Etag.

15	PERSONAL CONDUCT AND COMPANY RULES AND POLICIES

The Employee shall be required at all times to comply with the Company's rules, policies and procedure, Code of Conduct, as amended from time to time, which are considered to form part of the terms and conditions of this Agreement.  The Employee is also required to comply generally with the standards expected of his appointment and position and status attendant thereto.

16	INVENTIONS

16.1	If the Employee, in the course of his employment with the Company creates, makes or discovers any work, invention or design or makes any improvement upon or derivation from any existing work, invention or design whether or not the same has, or is capable of having, patent, registered design, copyright, design right, or other like protection and whether alone or in conjunction with any other person, he shall immediately disclose them to the Board and shall, at the Company's request and expense, do all such acts and execute all such documents as may be necessary to visit all rights to or relating to any such work, invention, design or improvement in the name of the Company or its nominee, so that all such rights shall become the absolute property of the Company or its nominee. For the purpose of this 16, the Employee irrevocably appoints the Company as his attorney in his name to execute all documents and do all things required to give effect to the provisions of this clause. Nothing in this 16 shall limit any statutory or other right of the Company or any member of the Group in relation to any such work, invention, design or improvement.

16.2	The Employee shall not, except as may be necessary in the course of his employment, disclose or make use of any invention which is the property of the Company or any other invention subject to 16.

16.3	The rights and obligations under this 16 shall continue in force after the termination of this Agreement in respect of inventions made during the Employee's appointment and shall be binding upon the heirs, successors, assigns and personal representatives of the Employee.

17	CONFIDENTIALITY UNDERTAKINGS

17.1	Definitions

Unless the context clearly indicates a contrary intention, the following expressions bear the meanings assigned to them below (and cognate expressions bear corresponding meanings) in this clause -

17.1.1	"Confidential Records" - any records of any nature whatever (including documents, diagrams and data which have been created or stored in any medium irrespective of who created or owns such records) which contain any of the Confidential Information;

17.1.2	"Successors‑in‑title or Assigns" - shall include, but without limiting in any way the generality of the aforegoing term, any person, firm, company or association of persons who or which -

17.1.2.1	acquires all or part of the Business or goodwill of the Company; or

17.1.2.2	becomes the beneficial owner through its membership interest in the Company of such Business or goodwill; or

17.1.2.3	has lawfully acquired the right to enforce the restraints in this Agreement.

17.2	Confidentiality undertakings

The Employee irrevocably undertakes in favour of the Company and its Successors‑in‑title or Assigns that -

17.2.1	he shall not at any time after the Signature Date disclose or permit to be disclosed to any person, or use or permit to be used in any manner whatsoever, any of the Confidential Information and/or any Confidential Records;

17.2.2	he will surrender to the Company, on demand or in any event on the Termination Date, any documents containing Confidential Information and any Confidential Records which have been or are made by him or which came into his possession or under his control during the period of his employment by the Company, which documentation and Confidential Records shall be deemed to be the property of the Company, and the Employee shall not retain any copies thereof or extracts therefrom.

17.3	Acknowledgements

The Employee acknowledges and agrees that -

17.3.1	by reason of his association with the Company, he has acquired and will acquire considerable knowledge and know-how relating to the Company and its business;

17.3.2	if he is not restricted as provided for in the aforegoing confidentiality undertakings the Company will potentially suffer considerable economic prejudice including loss of custom and goodwill. Accordingly, the Company considers it essential to protect its interests that the Employee agrees to the aforegoing confidentiality undertakings;

17.3.3	the aforegoing confidentiality undertakings are fair and reasonable as to subject matter, area and duration and are reasonably necessary to protect the proprietary interests of the Company and to maintain its goodwill;

17.3.4	each provision of the aforegoing confidentiality undertakings shall, notwithstanding the manner in which it has been grouped with or grammatically linked to the others, be construed as imposing a separate and an independent obligation, severable from the rest of them. Without limiting the aforegoing -

17.3.4.1	the confidentiality undertakings in terms of 17.2 shall be severable in respect of -

17.3.4.1.1	each of the persons in whose favour they are given;

17.3.4.1.2	every month of the period for which the confidentiality undertakings are stipulated to be applicable;

17.3.4.1.3	every category of Confidential Information and Confidential Records;

17.3.5	the aforegoing confidentiality undertakings are stipulations for the benefit of the Company and its Successors‑in‑title or Assigns, which shall be entitled to elect whether to exercise its rights hereunder or not. By signing this Agreement the Company accepts the benefits on behalf of each such persons. Such acceptance by the Company constitute a separate acceptance on behalf of each such persons for the time being and, to the extent that such acceptance may not constitute valid acceptance on behalf of such person, that person may accept such benefits in the future by giving written notice to that effect to the Employee;

17.3.6	the failure by the Company or any Successors‑in‑title or Assigns to -

17.3.6.1	exercise any of its rights in terms of the aforegoing confidentiality undertakings; or

17.3.6.2	succeed in any proceedings instituted by it to enforce any of its rights in terms of the aforegoing confidentiality undertakings,

shall not preclude the Company or its Successors‑in‑title or Assigns from exercising any such rights in consequence of any subsequent breach by the Employee or of any subsequent decision of any court, as the case may be;

17.3.7	the aforegoing confidentiality undertakings are in addition to and without prejudice to the Company's other rights at law or in terms of any other agreement

17.4	Breach of undertakings may be interdicted

A breach of any of the undertakings stipulated in this Agreement shall entitle the Company, without prejudice to any other rights available to it in law and notwithstanding any other provision of this Agreement, to apply to any court of competent jurisdiction for an appropriate interdict.

18	COMMUNICATIONS

18.1	The Employee acknowledges that the Company's local and wide area network infrastructure and its telecommunications system and its components, including telephones, facsimile machines, photocopiers, printers, personal organisers, palmtops, computers and servers, as well as the applications running on and services provided by these systems including e-mail and voicemail, Internet and Intranet, and file storage facilities ("IT Systems") and all oral communications, telephone conversations, information and messages or any part of a message (whether in the form of data, texts, images, speech or any other form) transferred via and/or stored on the IT Systems, including any recording and/or copies made of such communications, and any attachments to such communications ("Communications") made via the IT Systems are the property of the Company. The IT systems must be used only to conduct the Company's business and to enhance the Employee's productivity.

18.2	The Employee agrees that in order to meet the Company's operational requirements, the Company may monitor, access, examine and otherwise intercept the Employee's Communications without further notice, by human or automated means from time to time in accordance with the Company's information technology usage practice.

19	CONSENT TO DATA PROCESSING

19.1	The Employee hereby agrees that the Company may retain any personal information relating to him for as long as the Company is obliged to retain such personal information or record, or for as long as the Company reasonably requires the record for lawful purposes related to its functions or activities.

19.2	The Employee acknowledges and agrees that if the personal information which is required by the Company for lawful purposes is not provided voluntarily by him, the Company and the Group may be left with no alternative but to take such steps as may be necessary in terms of applicable employment legislation.

19.3	The Employee shall, subject to the grounds for refusal of access to records which may apply in terms of the Promotion of Access to Information Act 2 of 2002, be entitled to request the Company to ‑

19.3.1	provide the Employee with a record or a description of the personal information about the Employee held by the Company, including information about third parties who have or have had access to the information; and

19.3.2	correct or delete information about the Employee that is inaccurate, irrelevant, excessive, out of date, incomplete, misleading or obtained unlawfully.

20	DOMICILIUM AND NOTICES

20.1	The Parties choose domicilium citandi et executandi ("domicilium") for all purposes relating to this Agreement, including the giving of any notice, the payment of any sum, the serving of any process, as follows -

20.1.1	the Company	physical-	24 Ninth Street
Lower Houghton
Johannesburg
2198
facsimile- + 27 11 477 2554

 attention-

20.1.2	the Employee	physical-	19 Baker Street
Bryanston, Sandton
2021
e-mail-

20.2	Either Party shall be entitled from time to time, by giving written notice to the other, to vary its physical domicilium to any other physical address (not being a post office box or poste restante) within the RSA and to vary its facsimile or e-mail domicilium to any other facsimile number or e-mail.

20.3	Any notice given or payment made by either Party to the other ("Addressee") which is delivered by hand between the hours of 09:00 and 17:00 on any Working Day to the Addressee's physical domicilium for the time being shall be deemed to have been received by the Addressee at the time of delivery.

20.4	Any notice given by either Party to the other which is successfully transmitted by facsimile to the Addressee's facsimile domicilium for the time being shall be deemed (unless the contrary is proved by the addressee) to have been received by the Addressee on the day immediately succeeding the date of successful transmission thereof.

20.5	This 20 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the Addressee other than by a method referred to in this 20.

20.6	Any notice in terms of or in connection with this Agreement shall be valid and effective only if in writing and if received or deemed to be received by the Addressee.

21	TERMINATION

21.1	The Employee may terminate this employment relationship on giving the Company three months' notice ("the Required Notice").

21.2	The Company may terminate the Employee's employment, whether such termination is with or without the Required Notice, for any reason recognised in law as sufficient. If the Company terminates the Employee's employment other than for misconduct, the Company will give the employee ninety (90) days' notice in writing. At the conclusion of the notice period or such sooner date as mutually agreed upon, the Company will pay the Employee:

21.2.1	one month's pay per year of service, pro-rated for part years' service and calculated on the basis of his current remunerations package;

21.2.2	the Employee's short-term and long-term incentives accrued to his last day of active employment; and

21.2.3	accumulated but unpaid leave accrued to his last active day of employment; less

21.2.4	any amounts owing to the Company.

21.3	The Company may, at its sole discretion, elect whether to retain the Employee's services during any period of Required Notice. Notwithstanding this provision, the Company shall pay the Employee the full remuneration, which the Employee would have received had the Employee worked during the Required Notice period.

22	TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL

22.1	Subject to 22.2, upon the occurrence a Change in Control and -

22.1.1	the termination of the Employee's employment by the Company, either upon the occurrence of a Change in Control or at any time prior to the expiry of the twenty-four month period following a Change in Control, for any reason other than for any reason justifying dismissal or the Employee's death or disability; or

22.1.2	where the Employee terminates his employment with the Company for Good Reason, either upon the occurrence of a Change in Control or at any time prior to the expiry of the twenty-four month period following a Change in Control, and following the delivery of written notice of termination by the Employee to the Company.

22.2	On the happening of any of the events contemplated in 22.1, the Employee shall be entitled to terminate this Agreement and the Employee's employment with the Company, and shall be entitled to receive within fourteen Working Days following the effective date of such termination by the Employee ("End Date"), and in lieu of any other amounts to which the Employee may otherwise be entitled upon termination of the Employee's employment, including, without limitation, under any other section of this Agreement, the following –

22.2.1	in addition to the Employee's accrued and unpaid total cost to company remuneration to the End Date and accrued and unpaid amounts of STIS and LTIS, a lump sum payment equal to the Employee's total cost to company remuneration which the Employee would otherwise have been entitled to receive for a period of twenty-four months ("Protected Period"), less any amounts owing by the Employee to the Company;

22.2.2	annual leave accruing to the Employee for the Protected Period.

23	DISPUTE RESOLUTION

23.1	Any disputes arising from or in connection with this agreement or the termination thereof shall if so required by either party by giving written notice to that effect to the other party be resolved by mediation, and failing which finally by arbitration in accordance with the rules of the Arbitration Foundation of Southern Africa or any similar entity which is a successor to AFSA which provides arbitration services, ("AFSA") by an arbitrator or arbitrators appointed by AFSA. There shall be no right of appeal as provided for in article 22 of the aforesaid rules.

23.2	The dispute shall be determined initially by mediation and, failing which, finally by arbitration on the following terms and conditions -

23.2.1	the mediation and the arbitration hearing shall be held in camera. Save to the extent strictly necessary for the purposes of the arbitration or for any court proceedings related thereto, neither party shall disclose or permit to be disclosed to any person any information concerning the mediation or arbitration or the award (including the existence of the mediation or arbitration and all process, communications, documents or evidence submitted or made available in connection therewith);

23.2.2	the mediator and arbitrator in the dispute shall be determined by agreement between the parties within a period of forty‑eight hours of the giving of notice of a dispute by any party as set out in 23.1, in the case of the mediator and forty‑eight hours after the mediator has advised the parties in writing that he is unable to resolve the dispute, in the case of the arbitrator. Failing such agreement, the mediator and/or arbitrator shall be appointed by AFSA;

23.2.3	the arbitrator shall finalise and deliver to the parties an award, which award shall be final and binding on the parties and shall not be subject to appeal, in writing within seven days from the date of completion of the arbitration proceedings;

23.2.4	where the award made by the arbitrator orders the payment of a sum of money, such sum shall, unless the award provides otherwise, carry interest at the prime rate of interest, as determined by the Company's bankers at the time of the award, from the date of the award;

23.2.5	the mediation shall be conducted on a without prejudice basis and shall not be recorded. The arbitrator shall however record the arbitration proceedings by means of cassette tape recording or such other form of recording as the parties may agree upon.

23.3	Each party to this agreement -

23.3.1	expressly consents to any arbitration in terms of the aforesaid rules being conducted as a matter of urgency; and

23.3.2	irrevocably authorises the other to apply, on its behalf, in writing, to the secretariat of AFSA in terms of article 23(1) of the aforesaid rules for any such arbitration to be conducted on an urgent basis.

24	GENERAL

24.1	This Agreement and the annexures thereto and the various agreements and documents referred to in this Agreement constitute the sole record of the agreement between the Parties in regard to the subject matter thereof and shall substitute any other agreement between the Parties in respect of the subject matter of this Agreement.

24.2	Neither Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein.

24.3	No relaxation, extension of time, latitude or indulgence which any of the Parties ("the Grantor") might show, grant or allow to another ("the Grantee") shall in any way constitute a waiver by the Grantor or any of the Grantor's rights in terms of this Agreement and the Grantor shall not thereby be prejudiced or stopped from exercising any of its rights against the Grantee which may have then already arisen or which may arise thereafter.

24.4	No alteration, variation, amendment or purported consensual cancellation of this Agreement or any deletion there from shall be of any force or effect unless reduced to writing and signed by or on behalf of the Parties hereto.

24.5	If any provision of this Agreement is held to be illegal, invalid or unenforceable for any reason, such provision shall be deemed to be pro non scripto, but without affecting, impairing or invalidating any of the remaining provisions of this Agreement which shall continue to be of full force and effect.

24.6	If any provision of this Agreement, which is not a material provision, becomes ineffective or impractical, the Parties shall negotiate in the utmost good faith to agree upon a suitable substitute provision or upon alternative compensation to be payable to the Party disadvantaged by such provision.

25	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the RSA.

Signed at on 2016
for	Caledonia Mining Corporation

who warrants that he is duly authorised hereto

Signed at on 2016

ANNEXURE A - TERM SHEET

Element	Term & Conditions
Position
Reporting To
Term of Contract
Salary
Medical/ Pension / Provident Fund